Exhibit 10.1

First Amendment to

Chairman of the Board of Directors Offer Letter Agreement

This is the First Amendment (this “Amendment”) to that certain Chairman of the Board of Directors Offer Letter Agreement dated December 6, 2012 (the “Agreement”) by and between Car Charging Group, Inc. (the “Company”) and Governor Bill Richardson (“Richardson”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

The parties make the following terms and conditions part of the Agreement:

1.                  Resignation as Chairman. The parties hereby agree and acknowledge that, effective as of January 1, 2015, Richardson shall no longer serve as Chairman of the Board of Directors of the Company; however, he will remain a member of the Board.

2.                  Board Member Compensation. The parties acknowledge that the Company has not made the Additional Fee payments due to Richardson pursuant to the Agreement for the third or fourth quarter of 2014, resulting in a balance owed of $50,000. The Company agrees to deliver $10,000 to Richardson simultaneously herewith and to make four additional installment payments of $10,000 commencing on March 1, 2015 and on the first of each month thereafter until the entire balance is paid. Effective January 1, 2015, Richardson’s sole compensation for participation as a member of the Board of Directors of the Company shall be the following for his attendance at meetings of the Board of Directors:

a.	5,000 options to purchase shares of the Company’s common stock at a price equal to $0.01 above the closing price of the Company’s common stock on the date of the meeting for which the options are paid; and

b.	A “Nominal Fee” of $1,500 cash per meeting. The Company reserves the right to elect to pay the Nominal Fee in shares of Company common stock at a value of two times its cash value based on the closing price of the Company’s common stock on the date of the meeting for which the Nominal Fee is paid.

If a Board of Directors meeting is held on a day the stock market is not open, the price shall be based on the closing price of the Company’s common stock on the next available business day.

3.                  Grant Compensation. For the avoidance of doubt, Richardson shall remain entitled to receive 1% of the total value of any grant and/or funding award obtained by the Company as a direct result of Richardson’s introduction and/or efforts payable in the Company’s common stock based on the value of the Company’s common stock on the date the relevant award agreement is executed.

4.                  Lock-Up Agreement. Richardson agrees to execute and return that certain Lockup Agreement (the “Lockup”) required of all executive officers and directors of the Company pursuant to the Company’s most recent round of financing. For the avoidance of doubt, during the term of the Lockup, the restrictions contained therein shall prevail over any conflicting sales restriction obligations in the Agreement. Upon the expiration or termination of the Lockup, the sales restrictions contained in the Agreement shall remain in full force and effect.

5.                  General References. Upon and after the date hereof, each reference to the Agreement in the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

6.                  Fax Counterparts. It is understood and agreed that this Amendment shall be and become binding upon being executed in counterparts. Additionally, facsimile and scanned signatures shall be binding the same as originals.

7.                  Continued Effectiveness. To the extent that the provisions of this Amendment are inconsistent with the terms and conditions of the Agreement, the terms and conditions hereof shall control. Except at modified hereby, all remaining terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Chairman of the Board of Directors Offer Letter Agreement on January 30, 2015.

Car Charging Group, Inc.

By:
Michael D. Farkas	Governor Bill Richardson
Chief Executive Officer